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                                                                 EXHIBIT 10.1

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                        PINNACLE FINANCIAL PARTNERS, INC.

                         2005 ANNUAL CASH INCENTIVE PLAN

                                     [__]*

         AS APPROVED BY THE HUMAN RESOURCES, NOMINATING AND COMPENSATION
                   COMMITTEE OF PINNACLE FINANCIAL PARTNERS ON
                                FEBRUARY 15, 2005

PLAN OBJECTIVES:

The overall objectives of the 2005 Annual Cash Incentive Plan (the "Plan") are to:

     1. Motivate participants in order to ensure important corporate soundness thresholds and corporate profitability objectives for 2005 are achieved, and

     2. Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.

EFFECTIVE DATES OF THE PLAN:

The Plan is effective from January 1, 2005 through December 31, 2005.

ADMINISTRATION:

The Human Resources, Nominating and Compensation Committee of the Board of Directors (the "HRNC") is responsible for the overall administration of the Plan. The CFO, with the oversight of the CEO, provides periodic updates as to the status of the Plan as follows:

     - Produces status reports on a periodic basis to Plan participants, the Leadership Team and the HRNC in order to ensure the ongoing effectiveness of the Plan.

     - Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants' responsibilities to ensure fairness to all Plan participants.

     - At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRNC, for approval and distribution.

ELIGIBILITY:

All associates which are compensated via a predetermined salary or hourly wage are eligible for participation in the Plan. Additionally, in order to be eligible for incentive awards, participants shall achieve a rating of at least "Meets Expectations" for overall performance for 2005. Participants who are not eligible for an award due to their performance evaluation shall be notified by their Leadership Team member as soon as possible prior to distribution of awards.

Associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission scheduled or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan.

FORFEITURE OF AWARDS:

Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards in January 2006 will not be eligible for distribution of awards under the Plan.


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* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH
  THE COMMISSION.

ETHICS:

The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action.

PLAN FUNDING:

The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.

TIMING OF AWARDS:

During January 2006, the HRNC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be distributed prior to January 31, 2006 or as soon as possible thereafter. No award will be distributed prior to January, 2006.

TARGET AWARD:

Each participant will be assigned an "award tier" based on their position within the company, their experience level or other factors. Each participant's Leadership Team member is responsible for notifying each participant of his or her "award tier". The "award tier" will be expressed as a percentage ranging from 10% to 50%. In order to determine the "target award", participants will multiply their "award tier percentage" by their annualized base salary as of December 31, 2005 (e.g., monthly salary times 12) or, for hourly paid associates, their hourly compensation as of December 31, 2005 multiplied by 2,080 hours (52 weeks x 40 hours per week). Overtime or other wage components are not considered in these calculations.

Participants that join the company during the period from January 2, 2005 through December 31, 2005 will be assigned a pro rata target award based on the number of days in the calendar year they were employed by the Company divided by the total number of days in the calendar year.

         Example: An associate joins the firm on July 1, 2005. As a result, this associate is employed for 184 days of a 365-day year or 50.4% of the year. Assuming their award tier is the 10% tier, for 2005, the award amount for this associate would be 10% x 50.4% or 5.04% of their annualized base salary on December 31, 2005.

SOUNDNESS AND PROFITABILITY THRESHOLDS:

In order for the Plan to make any distributions to participants, the Company must achieve a certain soundness threshold. The soundness threshold will be calculated as of December 31, 2005, such that the sum of the Company's criticized and classified assets(1) shall not exceed [__]*% of the Company's ending Tier 1 capital.(2)

As approved by the Board of Directors, the Company's targeted earnings per share for the 2005 fiscal year is [ ___ ]* per fully diluted share ("FDEPS"). The Company's 2005 fiscal year 2005 press release shall be the document that determines whether the profitability thresholds have been satisfied. This press release is normally forwarded to the media subsequent to the January Board of Directors meeting. Once the press release has been approved by the Company's Audit Committee of the Board of Directors and broadly released to the media, the profitability threshold will be calculated as follows:

[___]*

In summary, the awards as a percentage of target awards in relation to the Company's FDEPS would function as follows:

         FDEPS                     AWARD EXPRESSED AS A PERCENTAGE
        EARNINGS                  OF EACH PARTICIPANT'S TARGET AWARD
        --------                  ----------------------------------
          [__]*                                 [__]*


             RELATIONSHIP BETWEEN FDEPS AND % OF TARGET AWARD PAYOUT

                                     [___]*


SUPPLEMENTAL AWARD FOR 2005:

The HRNC has approved a supplemental award for the 2005 Plan. Should the Company's total assets be equal to or exceed [ ___ ]* at December 31, 2005 and the FDEPS of the Company be [ ___ ]* or greater, each participant's Plan award shall be increased by 20%, provided that the Company was not required to reduce the participant's target awards in


--------------------
1. Criticized and classified assets are those assets that have been risk rated #7 or higher pursuant to the Company's internal risk rating system.

2. Tier 1 capital as defined by regulatory definition.
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* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH
  THE COMMISSION.

order to obtain the [ ___ ]* FDEPS. In such cases, the Company will first reduce the supplemental award pool to arrive at the [ ___ ]* FDEPS before reducing the target award pool.

The Company may not increase the Plan distribution above 200% of the targeted awards as a result of the supplemental award for 2005.

DISCRETIONARY INCREASES AND REDUCTIONS:

The CEO may award up to an additional 10% of base pay based on extraordinary individual performance. Likewise, the CEO may reduce a participant's award by up to 20% of the calculated award for individual performance which may have "met expectation", but whereby the participant did not exhibit a strong commitment to Pinnacle's mission or values or the participant did not achieve certain individual performance commitments for the year.

Discretionary awards outside these parameters shall be approved by the HRNC prior to distribution, however any discretionary awards to the Company's executive officers shall be approved by the HRNC beforehand.

AMENDMENTS, TERMINATIONS AND OTHER MATTERS:

The HRNC retains the right to amend or terminate this Plan in any manner they may deem necessary at any time including the ability to include or exclude any associate or group of associates from participation in the Plan. Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship between the Plan, the Company or any associate of the Company. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive.